VOTING AGREEMENT

                  VOTING AGREEMENT (this "Agreement"), dated as of December 7, 1999, by and among McNeil Partners, L.P., a Delaware limited partnership ("MPLP") in its own capacity and on behalf of each of the McNeil Partnerships (other than Regency North Associates, L.P., Fairfax Associates II, Ltd. and McNeil Summerhill I, L.P.), Regency North Associates, L.P. ("Regency"), Fairfax Associates II, Ltd. ("Fairfax"), McNeil Summerhill I, L.P. ("Summerhill"), McNeil Real Estate Management, Inc., a Delaware corporation ("McREMI"), McNeil Investors, Inc., a Delaware corporation ("MII"), Robert A. McNeil ("RAM"), Carole J. McNeil ("CJM" and, together with RAM, the "McNeils"), High River Limited Partnership, a Delaware limited partnership ("High River"), Riverdale LLC, a New York limited liability company ("Riverdale"), Unicorn Associates Corporation, a New York corporation ("Unicorn"), Longacre Corp., a Delaware corporation ("Longacre"), and Carl C. Icahn ("CCI" and, together with High River, Riverdale, Unicorn and Longacre, the "Securityholders" and, each individually, a "Securityholder"). (MPLP, the McNeil Partnerships, McREMI, MII and the McNeils are hereinafter collectively referred to as the "McNeil Parties" and, each individually, as a "McNeil Party.")


                              W I T N E S S E T H:

                  WHEREAS, on July 8, 1999, a Final Order and Judgment was entered, pursuant to a settlement, in the consolidated class and derivative action entitled, Schofield, et al. v. McNeil Partners, L.P., et al., Case No. BC133799 (hereinafter, the "Class Action");

                  WHEREAS, the Securityholders opted out of the Class Action settlement and on July 23, 1999 filed a separate action entitled, High River Limited Partnership, et al. v. McNeil Partners, L.P., et al., Index No. 99-603526, in the Supreme Court of the State of New York, County of New York, alleging their individual claims (hereinafter, the "Individual Action") and as of the date hereof, the Individual Action is pending in the Supreme Court of the State of New York, County of New York;

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Securityholders and the McNeil Parties are settling the Individ ual Action by entering into a Settlement Agreement (the "Settlement Agreement");

                  WHEREAS, WXI/McN Realty, L.L.C. (the "Company"), the McNeil Partnerships, MPLP, MII, McREMI, McNeil Summerhill, Inc. and RAM have

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entered into a Master  Agreement,  dated as of June 24, 1999 (as the same may be amended from time to time, the "Master Agreement"), pursuant to which the Com pany will acquire the McNeil Partnerships and the assets of McREMI on the terms and subject to the conditions set forth in the Master Agreement.

                  NOW, THEREFORE, in consideration of the Securityholders and the McNeil Parties executing and delivering the Settlement Agreement, and in consider ation of the foregoing and the representations, warranties, covenants and agreements set forth below, the parties to this Agreement, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Affiliate" of any Person shall mean another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by written or verbal agreement, as trustee or executor, or otherwise.

                  "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agree ment, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

                  "Business Day" means any day excluding: Saturday, Sunday and any day which is in the City of New York a legal holiday or a day upon which banking institutions in the City of New York are required or authorized by law or other governmental action to close.


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                  "CGCL" shall mean the General Corporation Law of the State of
California.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Limited Partnership Units" shall mean units of limited partnership interest.

                  "Listed McNeil Partnerships" means McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P., McNeil Real Estate Fund XXV, L.P., McNeil Real Estate Fund XXVI, L.P. and McNeil Real Estate Fund XXVII, L.P.

                  "Minimum Amount" shall mean, with respect to a class of LP Interests in a Listed McNeil Partnership, the amount set forth with respect to such class of LP Interests opposite the name of such Listed McNeil Partnership under the column heading "Minimum Amount" on Annex C hereto.

                  "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association, unincorporated organization, governmental entity, political subdivision, or an agency or instrumen tality of a governmental entity.

                  "Per Unit Aggregate Amount" shall mean, with respect to a class of LP Interests in a McNeil Partnership, an amount equal to the sum of (i) the per unit merger consideration for an LP Interest in such class and (ii) the applicable portion of the Excess Cash Balance of such McNeil Partnership to be distributed to an LP Interest in such class.

                  "Subsidiary" of a specified Person shall mean an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by written or verbal agreement, as trustee or executor, or otherwise.


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



                  Section 1.2 Definitions from Master Agreement. Capitalized terms used but not otherwise defined herein and which are defined in the Master Agree ment shall have the meanings ascribed to them in the Master Agreement (in each case, as in effect on the date hereof, except as expressly provided to the contrary herein or in the Settlement Agreement).

                  Section 1.3  Interpretation.

                           (a) The  parties  have  participated  jointly  in the
negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                           (b) When a reference  is made in this  Agreement to a
section, article, paragraph, clause, annex or exhibit, such reference shall be to a reference to this Agreement unless otherwise clearly indicated to the contrary. The descriptive article and section headings herein are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limita tion." The words "hereof," "herein," "herewith" and "hereto" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Any reference in this Agreement to an Article or Section of the Master Agreement shall apply to said Article or Section, as the case may be, as in effect on the date hereof or any similar or comparable provi sion of the Master Agreement if such Article or Section, as the case may be, is amended from time to time.



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



                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

                  Each Securityholder jointly and severally represents and warrants to each McNeil Party as follows:

                  Section 2.1    Oral Representations, Mistake of Fact or Law.

                           (a) No  party  (nor  any  director,  officer,  agent,
partner, equity holder, member, controlling person, employee, representative, or attorney of or for any party), has made any statement or representation or failed to make any statement or representation to any Securityholder regarding any fact relied upon in entering into this Agreement, and each Securityholder does not rely upon any statement, represen tation, omission or promise of any other party (or of any director, officer, agent, partner, equity holder, member, controlling person, employee, representative, or attorney for any other party), in executing this Agreement, except as expressly stated in this Agreement.

                           (b)   In   entering   into   this   Agreement,   each
Securityholder assumes the risk of any misrepresentation, concealment or mistake, other than written misrepresentations made to such Securityholder by any other party or parties in this Agreement. If any Securityholder should subsequently discover that any fact relied upon by it in entering into this Agreement was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect (except, in each such case, for any matter expressly misrepresented in writing in this Agreement to such Securityholder by any other party or parties), such Securityholder shall not be entitled to any relief in connection therewith including, without limiting the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement.

                  Section 2.2  Ownership of Securities.

                           (a) Such  Securityholder is the record and Beneficial
Owner of the Limited Partnership Units in the McNeil Partnerships set forth on Annex A hereto opposite the name of such Securityholder (such Limited Partnership Units, collectively, the "Existing Securities"). On the date hereof, the Existing Securities constitute all of the Limited Partnership Units in the McNeil Partnerships owned of record or Beneficially Owned by such Securityholder. Except as set forth on Annex A hereto, such Securityholder has sole voting power and sole power to enter into the agreements set forth in Article IV hereof, sole power of disposition, sole power of conversion, sole power to demand dissenters' or appraisal rights (if any) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Securities of such Securityholder with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                           (b)  Except  as set  forth  on  Annex  A  hereto,  no
Affiliate, Subsidiary, officer, director, partner, member, equity holder or controlling person of such Securityholder Beneficially Owns any Limited Partnership Units in any of the McNeil Partnerships.

                    Section 2.3 Power; Binding Agreement. Such Securityholder has the legal capacity, power and authority to enter into and perform all of such Securityholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Securityholder will not violate any other agreement to which such Securityholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Securityholder and constitutes a valid and binding agreement of such Securityholder, enforceable against such Securityholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Securityholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Securityholder of the transactions contemplated by this Agreement.

                  Section 2.4 No Conflicts. No filing with, and no permit, authoriza tion, consent or approval of, any Governmental Entity for the execution of this Agreement by such Securityholder and the consummation by such Securityholder of the transactions contemplated by this Agreement, and none of the execution and delivery of this Agreement by such Securityholder, the consummation by such Securityholder of the transactions contemplated by this Agreement or compliance by such Securityholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of any organizational documents of any Securityholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancella tion, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obliga tion of any kind to which any Securityholder is a party or by which any

Securityholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to any Securityholder or any of its properties or assets.


                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE McNEIL PARTIES

                  Each of the McNeil Parties jointly and severally represents and warrants to the Securityholders as follows:

                  Section 3.1 Power; Binding Agreement. Each of the McNeil Parties has the legal capacity, power and authority to enter into and perform all of such party's obligations under this Agreement. The execution, delivery and performance of this Agreement by such McNeil Party will not violate any other agreement to which such McNeil Party is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such McNeil Party and constitutes a valid and binding agreement of such McNeil Party enforceable against such McNeil Party in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such McNeil Party is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such McNeil Party of the transactions contemplated by this Agreement.

                  Section  3.2 No  Conflicts.  No filing  with,  and no  permit, authoriza tion, consent or approval of, any Governmental Entity for the execution of this Agreement by such McNeil Party and the consummation by such McNeil Party of the transactions contemplated by this Agreement, and none of the execution and delivery of this Agreement by such McNeil Party the consummation by such McNeil Party of the transactions contemplated by this Agreement or compliance by such McNeil Party with any of the provisions of this Agreement shall (i) conflict with or result in any breach of any organizational documents of any McNeil Party (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which any McNeil Party is a party or by which any McNeil Party or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to any McNeil Party or any of its properties or assets.

                  Section 3.3    Oral Representations, Mistake of Fact or Law.

                           (a) No  party  (nor  any  director,  officer,  agent,
partner, equity holder, member, controlling person, employee, representative, or attorney of or for any party), has made any statement or representation or failed to make any statement or representation to any McNeil Party regarding any fact relied upon in entering into this Agreement, and each McNeil Party does not rely upon any statement, representa tion, omission or promise of any other party (or of any director, officer, agent, partner, equity holder, member, controlling person, employee, representative, or attorney for any other party), in executing this Agreement, except as expressly stated in this Agreement.

                           (b) In  entering  into this  Agreement,  each  McNeil
Party assumes the risk of any misrepresentation, concealment or mistake, other than written misrepresentations made to such McNeil Party by any other party or parties in this Agreement. If any McNeil Party should subsequently discover that any fact relied upon by it in entering into this Agreement was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect (except, in each such case, for any matter expressly misrepresented in writing in this Agreement to such McNeil Party by any other party or parties), such McNeil Party shall not be entitled to any relief in connection therewith including, without limiting the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement.


                                   ARTICLE IV

                  VOTING AGREEMENT, GRANT OF IRREVOCABLE PROXY

                  Section 4.1 Voting Agreement. Each Securityholder shall, at any meeting of the limited partners of any McNeil Partnership, however such meeting is called and regardless of the purpose for which such meeting is called, or in connec tion with any written consent of the limited partners of any McNeil Partnership, vote all of the Limited Partnership Units in such McNeil Partnership that are held of record by such Securityholder: (i) in favor of the approval of the Master Agreement, the terms thereof and the transactions contemplated thereby, including without

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



limitation, the Merger in respect of such McNeil Partnership, the MPLP Contribu tions with respect to such McNeil Partnership, the appointment of the applicable New GP LLC as the successor general partner of such McNeil Partnership, the other transactions contemplated by the Master Agreement with respect to such McNeil Partnership and any other transactions contemplated by the Master Agreement or the other Transaction Documents which require approval of the limited partners of such McNeil Partnership; and (ii) against any Acquisition Proposal and against any action or written or verbal agreement that would impede, frustrate, prevent or nullify this Agreement, the Settlement Agreement or the Master Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Sellers under the Master Agreement or which would result in any one or more of the conditions set forth in Sections 8.1, 8.2 and 8.3 of the Master Agree ment not being satisfied. Notwithstanding the foregoing, it is understood that the obligation of the Securityholders with respect to the voting of 100,000 Limited Partnership Units in McNeil Real Estate Fund XXVII, L.P. ("Fund XXVII") Benefi cially Owned by the Securityholder but held of record by the Resolution Trust Corporation ("RTC") or the Federal Deposit Insurance Corporation ("FDIC") shall be as set forth in the proviso at the end of Section 4.3(a) hereof.

                  Section 4.2 No Inconsistent Arrangements. Each Securityholder hereby covenants and agrees that it shall not, and it shall cause its Affiliates and Subsidiaries not to, other than pursuant to the transactions contemplated by the Master Agreement (i) transfer (which term shall include, without limitation, any sale, gift, pledge, assignment, hypothecation, exchange or other disposition), or consent to any transfer of, any or all of the Limited Partnership Units Beneficially Owned by such Securityholder or its Affiliates or Subsidiaries, in any of the McNeil Partner ships or any interest therein, (ii) enter into any contract, option or other written or verbal agreement or understanding with respect to any transfer of any or all of such Limited Partnership Units or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Limited Partner ship Units, (iv) deposit such Limited Partnership Units into a voting trust or enter into a voting agreement or arrangement with respect to such Limited Partnership Units, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under this Agreement, the Settlement Agreement or any of the transactions contemplated by this Agreement, the Settlement Agreement, the Master Agreement or the other Transaction Documents.

                  Section 4.3  Grant of Irrevocable Proxy; Appointment of Proxy.


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



                           (a) Each Securityholder hereby irrevocably grants to,
and appoints, RAM, Ron K. Taylor and Barbara Smith, each in his or her capacity as an officer of MII, and any individual who shall hereafter succeed to any such office of MII, and each of them individually, such Securityholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Securityholder to vote all of the Limited Partnership Units Beneficially Owned by such Securityholder, its Affiliates and Subsidiaries in any of the McNeil Partner ships: (A) in favor of the approval of the Master Agreement, the terms thereof and the transactions contemplated thereby, including without limitation, the Merger in respect of such McNeil Partnership, the MPLP Contributions with respect to such McNeil Partnership, the appointment of the applicable New GP LLC as the successor general partner of such McNeil Partnership, the other transactions contemplated by the Master Agreement with respect to such McNeil Partnership and any other transactions contemplated by the Master Agreement or the other Transaction Docu ments which require approval of the limited partners of such McNeil Partnership; and (B) against any Acquisition Proposal and against any action or written or verbal agreement that would impede, frustrate, prevent or nullify this Agreement, the Settlement Agreement or the Master Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Sellers under the Master Agreement or which would result in any one or more of the conditions set forth in Sections 8.1, 8.2 and 8.3 of the Master Agreement not being satisfied; provided however, it is understood that no proxy is granted with respect to Limited Partnership Units in Fund XXVII Beneficially Owned by the Securityholders but held of record by the RTC or the FDIC but rather, such Limited Partnership Units shall be voted by RTC or FDIC at the direction of the applicable Securityholder and the applicable Securityholder shall direct RTC or FDIC to vote such Limited Partner ship Units in such manner, but such Securityholder shall have no liability for RTC's or FDIC's failure to vote such Limited Partnership Units in the manner directed by the applicable Securityholder.

                           (b) Each Securityholder  hereby jointly and severally
represents and warrants to each McNeil Party that any proxies heretofore given by any Person in respect of any or all of the Limited Partnership Units Beneficially Owned by such Securityholder or its Affiliates or Subsidiaries in any of the McNeil Partner ships are not irrevocable, and that any such proxies are hereby revoked.

                           (c) Each Securityholder hereby affirms that the proxy
set forth in this Section 4.3 is given to secure the performance of the duties of such Securityholder under this Agreement, in accordance with Section 705(e) of the CGCL. Each Securityholder hereby further affirms that the proxy is coupled with an interest and may under no circumstances be revoked. Each Securityholder hereby ratifies and confirms any and all actions that such proxy may lawfully do or cause to be done by virtue hereof. Such proxy is executed and intended to be irrevocable in accordance with the provisions of Section 705 of the CGCL.

                  Section 4.4 Stop Transfer. Each Securityholder shall not request that the McNeil Partnerships register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of its Existing Securities, unless such transfer is made in compliance with this Agreement. In the event of any dividend or distribution consisting of securities, or any change in the capital structure of any McNeil Partnership by reason of any non-cash dividend, split-up, recapitaliza tion, combination, exchange of securities or the like, the term "Existing Securities" shall refer to and include the Existing Securities as well as all such dividends and distributions of securities and any securities into which or for which any or all of the Existing Securities may be changed or exchanged.

                  Section 4.5 Dissenters' Rights. By virtue of its execution of this Agreement, each Securityholder hereby irrevocably waives any and all rights it may have to assert any dissenters' rights, appraisal rights or other similar rights granted under the provisions of Article 7.6 of the California Revised Limited Partnership Act or any similar or successor statute, law, rule or regulation (collectively, the "Rights") with respect to the Merger in respect of any McNeil Partnership, the MPLP Contribu tions with respect to any McNeil Partnership, the appointment of the applicable New GP LLC as the successor general partner of any McNeil Partnership, the other transactions contemplated by the Master Agreement with respect to any McNeil Partnership and any other transactions contemplated by the Master Agreement or the other Transaction Documents.




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                                    ARTICLE V

                           NO SOLICITATION; STANDSTILL

                 Each Securityholder agrees, for a period commencing as of the date of this Agreement and ending on the third anniversary of the date of this Agreement, as follows:

                 Section 5.1 No Solicitation. Each Securityholder hereby agrees that neither such Securityholder nor any of its Affiliates or Subsidiaries shall (and such Securityholder shall cause the officers, directors, partners, members, equity holders, controlling persons, employees, representatives and agents of such Securityholder, its Affiliates and Subsidiaries, including, but not limited to, investment bankers, attorneys and accountants who are acting as agents or representatives of any such Securityholder, Affiliate or Subsidiary, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than any McNeil Party or any of their representa tives) concerning any Acquisition Proposal. Each Securityholder shall (and such Securityholder shall cause the officers, directors, partners, members, equity holders, controlling persons, employees, representatives and agents of such Securityholder, its Affiliates and Subsidiaries, including, but not limited to, investment bankers, attorneys and accountants who are acting as agents or representatives of any such Securityholder, Affiliate or Subsidiary, to) immediately cease any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

                 Section 5.2 Standstill. Each Securityholder agrees that neither it nor any Person who is an Affiliate or Subsidiary of such Securityholder shall, without the prior written consent of MPLP, (i) in any manner, acquire, attempt to acquire or make an offer or seek to make an offer with respect to, or a proposal to acquire, directly or indirectly, any securities or property of any of the entities listed on Annex B hereto (collectively, the "McNeil Entities"),
(ii) propose to enter into, directly or indirectly, any merger or business combination involving any of the McNeil Entities or to purchase, directly or indirectly, any of the assets of any of the McNeil Entities, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of any voting securities of any of the McNeil Entities, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the McNeil Entities, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors of the corporate general partner of any of the McNeil Entities or policies of any of the McNeil Entities, (vi) loan money to, advise, assist or encourage any Person in connection with any of the actions described in this sentence, or (vii) disclose any intention, plan or arrangement inconsistent with the foregoing. Notwithstanding the foregoing, after the Closing, (a) "McNeil Entity" shall mean: (i) any entity listed on Annex B hereto that is not acquired, directly or indirectly, by the Company at the Closing, but only so long as such entity is wholly-owned, directly or indirectly, by any one or more of RAM, CJM, MPLP, McREMI or MII (provided, in the case of MPLP, McREMI or MII, that such entity is wholly-owned, directly or indirectly, by RAM and/or
CJM) and (ii) WXI/MNL Real Estate, L.L.C. ("Real Estate, L.L.C."), but only so long as there is no change in control of Real Estate, L.L.C. and (b) subject to clause (a) above, the provisions of this Section 5.2 shall apply only to actions taken or proposals made by any Securityholder or any Affiliate or Subsidiary thereof, with respect to (1) Real Estate, L.L.C., the Company, each of their respective Subsidiaries formed for the purpose of engaging in the transactions contemplated by the Master Agreement, and entities in which one or more of the McNeil Parties (or their Subsidiary partnerships or corporations) have a direct or indirect interest immediately prior to the Closing and (2) assets in which one or more of the McNeil Parties (or their Subsidiary partnerships or corporations) have a direct or indirect interest immediately prior to the Closing.


                                   ARTICLE VI

                               GENERAL PROVISIONS

                 Section 6.1  Survival.

                           (a)  Except as  provided  by  Article V and  Sections
6.1(b), 6.1(c) and 6.1(d) hereof, the representations, warranties, covenants and agreements of the parties contained in this Agreement shall remain in full force and effect indefinitely.

                           (b) The rights and  obligations of the parties hereto
contained in Articles IV and V of this Agreement with respect to a particular McNeil Partnership (and each Subsidiary corporation and Subsidiary partnership thereof) shall terminate if and when such McNeil Partnership becomes an Excluded McNeil Partnership through the operation of Section 9.3 of the Master Agreement, it being understood that within 3 Business Days after the date of any McNeil Party's receipt or delivery of notice pursuant to such Section 9.3, such McNeil Party will deliver a copy of such notice to the Securityholders.

                           (c) In the case of a Listed McNeil  Partnership only,
the Securityholders shall have the right to terminate the rights and obligations of the parties hereto contained in Articles IV and V of this Agreement with respect to such Listed McNeil Partnership (and each Subsidiary corporation and Subsidiary partner ship thereof) if the definitive Proxy Statement, any Proxy Statement supplement or any press release announcing a reduction in the Per Unit Aggregate Amount (or a reduction in the estimate thereof) payable with respect to a class of LP Interests in such Listed McNeil Partnership provides that the Per Unit Aggregate Amount payable (or estimated to be payable) with respect to such class of LP Interests in such Listed McNeil Partnership is less than the Minimum Amount with respect to such class of LP Interests in such Listed McNeil Partnership. To terminate such rights and obligations pursuant to this provision, the Securityholders shall deliver a notice to the McNeil Parties within 10 Business Days after the date of the applicable definitive Proxy
Statement, or Proxy Statement supplement or the date a copy of such press release is furnished to them pursuant to Section 6.1(f) hereof; failure to give such notice within such time frame shall be deemed a waiver of the right to terminate the rights and obligations of the parties hereto contained in Articles IV and V of this Agreement with respect to such Listed McNeil Partnership pursuant to this Section 6.1(c).

                           (d) The  covenants and  agreements  contained in this
Agreement shall terminate in their entirety on the date which is the earliest to occur of: (i) June 30, 2000, in the event that the Closing shall not have occurred on or prior to June 30, 2000; (ii) the termination of the Master Agreement pursuant to Section 9.1 thereof; and (iii) the termination of the Master Agreement with respect to the last Participat ing McNeil Partnership pursuant to Section 9.3 thereof.

                           (e) The parties hereto acknowledge and agree that the
termination of the rights and obligations of the parties hereto contained in Articles IV and V of this Agreement with respect to a particular McNeil Partnership shall in no way affect the rights or obligations of any party hereto with respect to any other McNeil Partnership.

                           (f) MPLP hereby agrees that it will promptly  issue a
press release and furnish a copy thereof to the Securityholders if, at any time subsequent to the date of the definitive Proxy Statement with respect to a Listed McNeil Partner ship, the Per Unit Aggregate Amount (or the estimate thereof) payable with respect to a class of LP Interests in such Listed McNeil Partnership is reduced to an amount less than the Minimum Amount with respect to such class of LP Interests in such Listed McNeil Partnership.

                 Section  6.2   Specific   Performance.   Each   Securityholder
recognizes and agrees that if for any reason any of the provisions of this Agreement are not per formed by such Securityholder in accordance with their specific terms or are other wise breached, immediate and irreparable harm or injury would be caused to MPLP for which money damages would not be an adequate remedy. Accordingly, each Securityholder agrees that, in addition to any other available remedies, MPLP shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of MPLP posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, each Securityholder agrees that it will not allege, and each Securityholder hereby waives the defense, that there is an adequate remedy at law.

                 Section 6.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery or refusal of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                 If to any Securityholder, to:

                 High River Limited Partnership
                 767 Fifth Avenue, 47th Floor
                 New York, New York 10153
                 Attention:  Carl C. Icahn
                 Telecopier No:  (212) 750-5807

                 with copies to:

                 Gordon Altman Weitzen Shalov & Wein LLP
                 114 West 47th Street
                 New York, New York 10036
                 Attention:  Theodore Altman
                 Telecopier No.:  (212) 629-0799

                 If to any McNeil Party, to:

                 McNeil Partners, L.P.
                 c/o Robert and Carole McNeil
                 229 Polhemus Avenue
                 Atherton, California 94027
                 Telecopier No.:  (650) 323-0720

                 with copies to:

                 McNeil Partners, L.P.
                 c/o Robert and Carole McNeil
                 1001 California Street, #600
                 San Francisco, California 94018
                 Telecopier No.:  (415) 441-2380

                 and:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 919 Third Avenue
                 New York, New York  10022
                 Attention:  William P. Frank, Esq.
                 Telecopier No.:  (212) 735-2000

All notices shall be deemed given only when actually received. The parties to this Agreement agree that the provision of notice pursuant to this Section 6.3 shall constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

                 Section  6.4  Severability.  Any  term  or  provision  of  this
Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                    Section 6.5 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this

Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

                    Section 6.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCI PLES OF CONFLICTS OF LAWS THEREOF.

                 Section 6.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Settlement Agreement and the Letter Agreement, dated as of the date hereof among the parties hereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and verbal, among the parties hereto or any of them with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person (other than the parties to this Agreement and the McNeil Entities) any rights or remedies whatsoever.

                 Section 6.8 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the court where the Individual Action was filed, in any action arising out of the enforcement of this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any such action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

                 Section 6.9 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned \or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. This Agreement shall inure to the benefit of, and be enforceable by, the parties hereto and (if and to the extent the prior written consent of the other parties hereto to such succession or assignment has been obtained pursuant to the first sentence of this Section 6.9), their respective successors and assigns. Notwithstanding this
Section 6.9, after the Effective Time, this Agreement shall inure to the benefit of, and be enforceable by, the Company and its Affiliates so long as the Company and any such affiliate is an Affiliate of The Goldman Sachs Group, Inc.

                 Section 6.10 Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

                 Section 6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

                                    * * * * *

                 IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and year first above written.



                                /s/ Robert A. McNeil
                                Robert A. McNeil



                                /s/ Carole J. McNeil
                                Carole J. McNeil


                                McNEIL PARTNERS, L.P.,
                                in its own capacity and on behalf of each of the McNeil Partnerships (other than Regency
                                North, Fairfax and Summerhill)

                                By:     McNeil Investors, Inc.,
                                        its General Partner


                                        By:/s/ Robert A. McNeil
                                        Name: Robert A. McNeil
                                        Title: Chairman of the Board


                                McNEIL INVESTORS, INC.


                                By:/s/ Robert A. McNeil
                                Name: Robert A. McNeil
                                Title: Chairman of the Board

                                McNEIL REAL ESTATE MANAGEMENT, INC.



                                By:/s/ Robert A. McNeil
                                Name: Robert A. McNeil
                                Title: Co-Chairman of the Board


                                REGENCY NORTH ASSOCIATES, L.P.


                                By: /s/ Robert A. McNeil
                                Name:  Robert A. McNeil
                                Title:  General Partner


                                FAIRFAX ASSOCIATES II, LTD.



                                By: /s/ Robert A. McNeil
                                Name:  Robert A. McNeil
                                Title:  General Partner


                                McNEIL SUMMERHILL I, L.P.

                                By:     McNeil Summerhill, Inc.,
                                        its General Partner


                                        By: /s/ Robert A. McNeil
                                        Name:  Robert A. McNeil
                                        Title:  Co-Chairman of the Board

                                HIGH RIVER LIMITED PARTNERSHIP

                                By:     Riverdale LLC,
                                        its General Partner


                                        By:/s/ Edward E. Mattner
                                        Name:  Edward E. Mattner
                                        Title: Manager


                                RIVERDALE LLC


                                By:/s/ Edward E. Mattner
                                Name:  Edward E. Mattner
                                Title:  Manager


                                UNICORN ASSOCIATES CORPORATION


                                By:/s/ Edward E. Mattner
                                Name:  Edward E. Mattner
                                Title:  President


                                LONGACRE CORP.


                                By:/s/ Edward E. Mattner
                                Name:  Edward E. Mattner
                                Title:   President


                                /s/ Carl C. Icahn
                                Carl C. Icahn


                                                                                                                         ANNEX A


                                                                        Number of Limited Partnership Units Beneficially Owned


  Securityholder                    McNeil Partnership
                                                                                    Sole        Shared    Sole          Shared
                                                                                    Voting      Voting    Dispositive   Dispositive
                                                                       Total Units  Power       Power     Power         Power
High River Limited Partnership   McNeil Real Estate Fund IX, Ltd.      13,088       13,088       0        13,088         0
High River Limited Partnership   McNeil Real Estate Fund X, Ltd.       9,539        9,539        0        9,539          0
High River Limited Partnership   McNeil Real Estate Fund XI, Ltd.      16,418.67    16,418.67    0        16,418.67      0
High River Limited Partnership   McNeil Real Estate Fund XIV, Ltd.     10,105       10,105       0        10,105         0
High River Limited Partnership   McNeil Real Estate Fund XV, Ltd.      9,761        9,761        0        9,761          0
High River Limited Partnership   McNeil Real Estate Fund XX, L.P.      5,084.938    5,084.938    0        5,084.938      0
High River Limited Partnership   McNeil Real Estate Fund XXIV, L.P.    2,988        2,988        0        2,988          0
High River Limited Partnership   McNeil Real Estate Fund XXV, L.P.     6,674,690    6,674,690    0        6,674,690      0
High River Limited Partnership   McNeil Real Estate Fund XXVI, L.P.    810,457      810,457      0        810,457        0
High River Limited Partnership   McNeil Real Estate Fund XXVII, L.P.   79,887       79,887       100,000  79,887         100,000


                                                                      A-1






Riverdale LLC                    McNeil Real Estate Fund IX, Ltd.      13,088       0            13,088       0         13,088
Riverdale LLC                    McNeil Real Estate Fund X, Ltd.       9,539        0            9,539        0         9,539
Riverdale LLC                    McNeil Real Estate Fund XI, Ltd.      16,418.67    0            16,418.67    0         16,418.67
Riverdale LLC                    McNeil Real Estate Fund XIV, Ltd.     10,105       0            10,105       0         10,105
Riverdale LLC                    McNeil Real Estate Fund XV, Ltd.      9,761        0            9,761        0         9,761
Riverdale LLC                    McNeil Real Estate Fund XX, L.P.      5,084.938    0            5,084.938    0         5,084.938
Riverdale LLC                    McNeil Real Estate Fund XXIV, L.P.    2,988        0            2,988        0         2,988
Riverdale LLC                    McNeil Real Estate Fund XXV, L.P.     6,674,690    0            6,674,690    0         6,674,690
Riverdale LLC                    McNeil Real Estate Fund XXVI, L.P.    810,457      810,457      0            810,457   0
Riverdale LLC                    McNeil Real Estate Fund XXVII, L.P.   179,887      79,887       100,000      79,887    100,000


                                                                      A-2






Carl C. Icahn                    McNeil Real Estate Fund IX, Ltd.      15,616       0            15,616       0         15,616
Carl C. Icahn                    McNeil Real Estate Fund X, Ltd.       11,836       0            11,836       0         11,836
Carl C. Icahn                    McNeil Real Estate Fund XI, Ltd.      18,621.67    0            18,621.67    0         18,621.67
Carl C. Icahn                    McNeil Real Estate Fund XIV, Ltd.     10,631       0            10,631       0         10,631
Carl C. Icahn                    McNeil Real Estate Fund XV, Ltd.      10,587       0            10,587       0         10,587
Carl C. Icahn                    McNeil Real Estate Fund XX, L.P.      6,486.372    0            6,486.372    0         6,486.372
Carl C. Icahn                    McNeil Real Estate Fund XXIV, L.P.    3,648        0            3,648        0         3,648
Carl C. Icahn                    McNeil Real Estate Fund XXV, L.P.     7,534,383    0            7,534,383    0         7,534,383
Carl C. Icahn                    McNeil Real Estate Fund XXVI, L.P.    886,960      0            886,960      0         886,960
Carl C. Icahn                    McNeil Real Estate Fund XXVII, L.P.   195,387      95,387       100,000      95,387    100,000

                                                                      A-3







Unicorn Associates Corporation   McNeil Real Estate Fund IX, Ltd.      2,528        2,528        0            2,528     0
Unicorn Associates Corporation   McNeil Real Estate Fund X, Ltd.       2,297        2,297        0            2,297     0
Unicorn Associates Corporation   McNeil Real Estate Fund XI, Ltd.      2,203        2,203        0            2,203     0
Unicorn Associates Corporation   McNeil Real Estate Fund XIV, Ltd.     526          526          0            526       0
Unicorn Associates Corporation   McNeil Real Estate Fund XV, Ltd.      826          826          0            826       0
Unicorn Associates Corporation   McNeil Real Estate Fund XX, L.P.      1,401.434    1,401.434    0            1,401.434 0
Unicorn Associates Corporation   McNeil Real Estate Fund XXIV, L.P.    660          660          0            660       0
Unicorn Associates Corporation   McNeil Real Estate Fund XXV, L.P.     859,693      859,693      0            859,693   0
Unicorn Associates Corporation   McNeil Real Estate Fund XXVI, L.P.    76,503       76,503       0            76,503    0
Unicorn Associates Corporation   McNeil Real Estate Fund XXVII, L.P.   15,500       15,500       0            15,500    0
Longacre Corp.                   McNeil Real Estate Fund XII, Ltd.     10           10           0            10        0

                                                                      A-4


                                                                      ANNEX B

McNeil Investors, Inc.

McNeil Real Estate Management, Inc.

McNeil Partners, L.P.

McNeil Summerhill, Inc.

McNeil Partnerships:
--------------------

McNeil Real Estate Fund IX, Ltd.  ("MREF IX")
McNeil Real Estate Fund X, Ltd.  ("MREF X")
McNeil Real Estate Fund XI, Ltd.   ("MREF XI")
McNeil Real Estate Fund XII, Ltd.   ("MREF XII")
McNeil Real Estate Fund XIV, Ltd.  ("MREF XIV")
McNeil Real Estate Fund XV, Ltd.  ("MREF XV")
McNeil Real Estate Fund XX, L.P.  ("MREF XX")
McNeil Real Estate Fund XXI, L.P.  ("MREF XXI")
McNeil Real Estate Fund XXII, L.P.  ("MREF XXII")
McNeil Real Estate Fund XXIII, L.P.  ("MREF XXIII")
McNeil Real Estate Fund XXIV, L.P. ("MREF XXIV")
McNeil Real Estate Fund XXV, L.P. ("MREF XXV")
McNeil Real Estate Fund XXVI, L.P. ("MREF XXVI")
McNeil Real Estate Fund XXVII, L.P. ("MREF XXVII")
Fairfax Associates II, Ltd.  ("Fairfax")
Hearth Hollow Associates, L.P. ("Hearth Hollow")
McNeil Midwest Properties I, L.P. ("Midwest Properties")
Regency North Associates, L.P. ("Regency North")
McNeil Summerhill I, L.P. ("Summerhill")

Subsidiary Corporations:
-----------------------

McNeil Rolling Hills Fund IX Corp.
Cherry Hills Apartment Corp.
Forest Park IX Corp.
Lantern Tree Apartment Corp.
Meridian West Apartment Corp.
Rockborough Apartment Corp.
Williamsburg Fund IX Apartment Corp.
Briarwood Apartment Corp.
Coppermill Apartment Corp.
La Plaza Fund X Corp.
Orchard Apartment Corp.
Quail Meadows Apartment Corp.
Regency Apartment Corp. (Nevada)
Sandpiper Apartment Corp.

Spanish Apartments Fund X Corp.
Gentle Gale Apartment Corp.
Villa Del Rio Apartment Corp.
McNeil Village Apartments XI Corp.
McNeil Rock Creek Fund XI Corp.
Buccaneer Village Fund XII Corp.
Castle Bluff Corp.
Palisades Apartment Corp.
Plaza Westlake Corp.
Thunder Hollow Apartment Corp.
Windrock Fund XIV Corp.
Arrowhead Apartment Corp.
Mountain Shadows Apartment Corp.
Woodcreek Fund XV Corp.
Sterling Springs Apartment Corp.
Bedford Green Fund XXI Corp.
Breckenridge Apartment Corp.
Evergreen Apartment Corp.
Governours Square Apartment Corp.
Woodcreek Fund XXI Corp.
River Bay Plaza Corp.
Hearth Hollow Apartment Corp.
East Bay Apartment Corp.
Regency Apartment Corp. (Missouri)

Subsidiary Partnerships
-----------------------

Subsidiaries of MREF IX
         Berkley Hills Associates (a general  partnership)
         Cherry Hills Fund IX Limited Partnership
         Forest Park Fund IX Associates Limited Partnership
         Lantern Tree Fund IX Limited Partnership
         Meridian West Fund IX Limited Partnership
         Pennbrook Fund IX  Associates,  L.P.
         Rockborough  Fund IX Limited Partnership
         Rolling Hills Fund IX Associates, L.P.
         Ruskin Place Fund IX Associates (a general partnership)
         Sherwood Forest Fund IX Associates (a general partnership) Williamsburg Fund IX Limited Partnership

Subsidiaries of MREF X
         Briarwood  Fund  X  Limited  Partnership
         Coppermill  Fund  X  Limited Partnership
         La Plaza Center Fund X, Limited  Partnership
         Orchard Fund X Limited  Partnership
         Quail Meadows Fund X Limited Partnership
         Regency Park Fund X  Associates,  L.P.
         Sandpiper Fund X  Limited  Partnership
         Spanish Fund X, Ltd.

Subsidiaries of MREF XI

         Acacia Lakes Fund XI Limited Partnership
         Gentle Gale Fund XI Limited Partnership
         Knollwood Fund XI Associates (a general partnership)
         Rock Creek Fund XI, Ltd.
         Sun Valley Fund XI Associates (a general partnership)
         Villa Del Rio Fund XI Limited Partnership
         Village Fund XI Associates Limited Partnership

Subsidiaries of MREF XII
         Brendon Way Fund XII Associates (a general partnership)
         Buccaneer Village Fund XII, Ltd.
         Castle Bluff Fund XII Associates, L.P.
         Palisades Fund XII Associates, L.P.
         Plaza Westlake Fund XII, Ltd.

Subsidiaries of MREF XIV
         Embarcadero Associates (a general partnership)
         Tanglewood Fund XIV Associates Limited Partnership
         Thunder Hollow Fund XIV Limited Partnership
         Windrock Fund XIV, L.P.

Subsidiaries of MREF XV
         Arrowhead Fund XV Limited Partnership
         McNeil Mountain Shadows Fund XV Limited Partnership
         Woodcreek Fund XV, Ltd.

Subsidiary of MREF XX
         Sterling Springs Fund XX Limited Partnership

Subsidiaries of MREF XXI
         Bedford Green Fund XXI, L.P.
         Breckenridge Fund XXI Limited Partnership
         Evergreen Fund XXI Limited Partnership
         Governours Square Fund XXI Limited Partnership
         Woodcreek Fund XXI, L.P.

Subsidiary of MREF XXII
         Harbour Club Associates Limited Partnership

Subsidiary of MREF XXIII
         Beckley Associates Limited Partnership

Subsidiaries of XXIV
         River Bay Plaza XXIV, L.P.

Subsidiary of MREF XXV
         Van Buren Associates Limited Partnership

Subsidiary of Hearth Hollow
         Hearth Hollow Apartments Limited Partnership

Subsidiaries of Midwest Properties
         Cedarwood Hills Associates (a general partnership)
         East Bay Village Apartments Limited Partnership

Subsidiary of Regency North
         Regency North Apartments Limited Partnership

                                                                        ANNEX C


                                  Estimated Per Unit              Minimum
Listed McNeil Partnership         Aggregate Amount                Amount
----------------------------     -------------------           --------------
McNeil Real Estate Fund IX          $    424                   $  381.60
McNeil Real Estate Fund X                234                      210.60
McNeil Real Estate Fund XI               221                      198.90
McNeil Real Estate Fund XIV              214                      181.90
McNeil Real Estate Fund XV               160                      136.00
McNeil Real Estate Fund XX                92                       73.60
McNeil Real Estate Fund XXIV             347                      294.95
McNeil Real Estate Fund XXV             0.50                        0.45
McNeil Real Estate Fund XXVI            0.27                        0.243
McNeil Real Estate Fund XXVII          10.54                        9.486

                                      C-1